Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Allied Defense Group, Inc.
Vienna, Virginia

We have issued our report dated September 28, 2006, accompanying the consolidated financial statements and schedules incorporated in the Annual Report of The Allied Defense Group, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Allied Defense Group, Inc. on Forms S-3 (No. 33-101724, effective February 7, 2003) and S-8 (File No. 2-96771 effective April 22, 1985, File No. 33-25677 effective December 14, 1988, File No. 33-41422 effective June 27, 1992, File No. 33-45303 effective January 24, 1993, File No. 33-57170 effective January 19, 1994, and File No. 33-57172 effective January 19, 1994 and Forms S-8 filed March 20, 1998 and June 27, 2001).

/s/  Grant Thornton LLP

Baltimore, Maryland
March 16, 2007

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